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                                                                   EXHIBIT 10.34


                      FISCAL YEAR 2000 PROFIT SHARING PLAN

For Fiscal Year ("FY") 2000, Perceptron adopted a Profit Sharing ("PS") plan which considered individual business unit performance as well as overall Perceptron performance. For Team Members reporting in business units, 30% of their potential PS award was calculated based upon the performance of their business unit, with the remaining 70% of PS award calculated on the basis of overall Perceptron performance. For Team Members not in business units, 100% of their PS award was computed on the basis of overall Perceptron performance. No team member would be eligible for any award, regardless of individual business unit performance, unless the Company as a whole exceeded its minimum specified targets. A fixed PS award pool was computed on the basis of the Company's performance against its specified targets. That pool was established and distributed among the Team Members as described below.

GENERATING THE ACTUAL PS POOL

In order to start generating a pool in FY 2000, an EPS target of $0.10 per share had to be reached. After that, the PS pool was funded as follows: For each pretax $1.00 over the amount required to generate an EPS amount (designated in Column A), an amount representing the portion of each pretax $1.00 (designated in Column B) was added to the PS pool.

                           Column A                            Column B
                     ----------------------                    --------
                      $0.10 up to $0.20                            $0.50
                      $0.20 up to $0.25                            $0.75
                      $0.25 up to unlimited                        $0.50


DISTRIBUTING THE ACTUAL PS POOL

Each Team Member's PS potential percentage was specified in terms of a percentage of his or her base pay as of a specified date. For FY 2000's program, pay rates effective June 30, 1999, or the rate at the date of hire if later, were used.

Team Members had to be employed as of December 31, 1999 in order to be eligible for PS. Those who began employment on or after July 1, 1999, but no later than December 31, 1999 received a pro-rata portion of their PS, based upon actual number of days employed during the fiscal year. Team Members taking leaves of absence, or absent due to illness or injury for over four weeks during the year also had their PS prorated, and any PS earned was not paid until the Team Member returned to active employment for at least 30 days. Team Members had to be in one of the following categories at the time of the PS pay-out in order to be eligible for any pay-out: 1) Active employment, 2) On approved leave of absence,
3) On approved absence due to illness or injury.

Team Members not reporting in business units include those in Finance, Engineering, Human Resources, Quality, Operations and the Executive Team. Their PS was based upon overall company performance.

Team Members who were in business units (Automotive including the Americas, Asia and Europe, Forest Products, and Emerging Markets) earned 70% of their PS based upon total Company performance, and 30% of their PS based upon the performance of their business units to an operating income threshold.